EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
AutoNation, Inc.:
     We consent to the use of our reports dated February 23, 2005, with respect to the consolidated balance sheets of AutoNation, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the December 31, 2004 annual report on Form 10-K of the Company, are incorporated by reference in this Registration Statement on Form S-8 of the Company.
KPMG LLP
Fort Lauderdale, Florida
November 29, 2005